Filed pursuant to Rule 424(b)(3)

SEC File No. 333-267449

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated November 14, 2022)

Nogin, Inc.

21,386,688 Shares of Common Stock Issuable Upon Exercise of Warrants

76,235,936 Shares of Common Stock

9,982,754 Warrants

This prospectus supplement updates, amends and supplements the prospectus dated November 14, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-267449). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on February 3, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NOGN” and “NOGNW,” respectively. On February 2, 2023, the closing prices for our Common Stock and Warrants on the Nasdaq Stock Market LLC were $0.76 per ordinary share and $0.039 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.\

The date of this prospectus supplement is February 3, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 30, 2023

Nogin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40682	86-1370703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Flight Way STE 400, Tustin, California	92782
(Address of principal executive offices)	(Zip Code)

(949) 222-0209

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	NOGN	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	NOGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2022, Nogin, Inc. (the “Company”) entered into employment agreements (the “Employment Agreements”) with Jonathan Huberman (Chief Executive Officer, President and Chairman of the Board of Directors) and Shahriyar Rahmati (Chief Financial Officer and Chief Operating Officer) (each, an “Executive”).

In connection with entering into the Employment Agreements, the Compensation Committee of the Company’s Board of Directors (the “Committee”) also approved the grant to each Executive of an award of time-vesting restricted stock units covering 4,500,000 shares of the Company’s common stock (“Common Stock”) (for Mr. Huberman) and 4,000,000 shares of Common Stock (for Mr. Rahmati) (each, an “Initial RSU Award”).

The Committee believes that the Executives’ compensation packages over the terms of the Employment Agreements are key to maintaining the focus of the Executives’ visionary drive and leadership in the Company’s operations, strategy and growth.

Employment Agreements

The Employment Agreement for each Executive provides for an initial employment term commencing on August 29, 2022 and ending on the third anniversary thereof (the “Initial Term”), subject to automatic 12-month renewal periods until either party to the respective Employment Agreement delivers a notice of non-renewal to the other party prior to the expiration of the then-current employment term.

Under the Employment Agreements, Messrs. Huberman and Rahmati will have an annual base salary equal to $480,000 and $390,000, respectively, and an annual target performance bonus opportunity equal to 75% and 50%, respectively, of the Executive’s annual base salary rate for the applicable calendar year.

In addition to any annual bonus that Mr. Rahmati receives for calendar year 2023, under his Employment Agreement, Mr. Rahmati is entitled to receive a $150,000 bonus on the first regular payroll date following January 30, 2023 (the “Signing Bonus”). In the event that Mr. Rahmati resigns without “Good Reason” (as defined in the Employment Agreement) on or prior to August 29, 2023, Mr. Rahmati will be required to repay the Signing Bonus within 30 days of such resignation.

The Initial RSU Awards granted to the Executives in accordance with the Employment Agreements will vest in full on the last day of the Initial Term, subject to the applicable Executive’s continued employment with the Company on such date. Upon termination of the Executive’s employment by the Company without “Cause” or by the Executive with “Good Reason,” as each such term is defined in the applicable Employment Agreement, and in either case prior to the expiration of the Initial Term, the Initial RSU Award will vest in full as of the date of such termination. If the Executive resigns without Good Reason prior to vesting or is terminated by the Company for failing to perform substantial duties, the Executive will forfeit 100% of the Initial RSU Award. In the case of other terminations, in any case, prior to the expiration of the Initial Term, the Executive’s Initial RSU Award will vest pro-rata based on the number of months that the Executive was employed by the Company during the Initial Term.

In the event that an Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then in addition to payment of any accrued amounts and subject to the Executive’s timely executing a release of claims and continuing to comply with his restrictive covenant obligations, he will be entitled to receive twelve (12) months of his annual base salary, payable in installments over the 12-month period following such termination.

The severance described above and the treatment of the Initial RSU Award upon the termination of the applicable Executive’s employment is subject to such Executive’s timely execution and non-revocation of a release of claims, as well as his continued compliance in all material respects with restrictive covenants.

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The foregoing description of the Employment Agreements is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

10.1	Employment Agreement, dated January 30, 2023, by and between Nogin, Inc. and Jonathan S. Huberman.

10.2	Employment Agreement, dated January 30, 2023, by and between Nogin, Inc. and Shahriyar Rahmati.

104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogin, Inc.

Date: February 3, 2023	By:	/s/ Jonathan S. Huberman
	Name:	Jonathan S. Huberman
	Title:	Chief Executive Officer, President and Chairman of the Board of Directors

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Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of January 30, 2023, is made by and between Nogin, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and Jonathan Huberman (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive effective as of the Effective Date (as defined below) and thereafter by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1. Employment.

(a) General. Effective as of August 29, 2022 (the “Effective Date”) the Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement shall commence on the Effective Date and continue for the period ending on the third (3rd) anniversary thereof (the “Initial Term”), and shall automatically renew for additional twelve (12) month periods (such additional twelve (12) month periods, collectively with the Initial Term, the “Term”) unless no later than sixty (60) days prior to the end of the applicable Term either Party gives written notice of non-renewal to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3 below.

(c) Position and Duties. Executive shall serve as the Chief Executive Officer of the Company, and will have such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Company’s Board of Directors or any authorized committee thereof (in any case, the “Board”). Executive shall report directly to the Board. In addition, during the Term, the Company shall cause Executive to be nominated to stand for election to the Board at any meeting of stockholders of the Company during which any such election is held and the Executive’s term as director will expire if he is not reelected; provided, however, that the Company shall not be obligated to cause such nomination if (i) any of the events constituting Cause (as defined below) have occurred and not been cured or (ii) Executive has issued a notice of termination of employment to the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries) and shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board, provided that Executive shall be permitted to (A) manage Executive’s personal, financial and legal affairs, (B) participate in charitable, religious, civic, community, industry or trade organizations or associations, (C) serve on the board of directors of not-for-profit or tax-exempt organizations, and (D) serve in such roles and positions as have previously been disclosed to the Board prior to the Effective Date, provided that the scope of services and time commitment provided by Executive in such roles does not materially exceed the scope of such positions as in effect prior to the Effective Date, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $480,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and its subsidiaries (but in no event less frequently than semi-monthly) and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be initially targeted at 75% of his Annual Base Salary, with the expectation that the Annual Bonus will scale upward and downward based on individual and/or actual Company performance, as determined by the Board or the Compensation Committee. The payment of any Annual Bonus pursuant to the incentive program will be made on or before March 15th of the year following the year in which such Annual Bonus is earned.

(c) Initial RSU Award. On or promptly following the date of this Agreement, the Company will grant to Executive a restricted stock unit award covering 4,500,000 shares of its common stock (the “Initial RSU Award”). The terms and conditions of the Initial RSU Award will be set forth in a separate award agreement between Executive and the Company (the “Initial RSU Award Agreement”). The Initial RSU Award will be governed exclusively by the terms of the Initial RSU Award Agreement and the Nogin, Inc. 2022 Incentive Award Plan (the “Equity Plan”), provided, however, that notwithstanding any provision of the Initial RSU Award Agreement or Equity Plan to the contrary, the Initial RSU Award will be subject to the following terms: (i) the Initial RSU Award will vest in full on the last day of the Initial Term, provided the Executive remains employed with the Company through such date, (ii) in the event Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason, in either case during the Initial Term, and, in either case, Executive signs and does not revoke a Release (as defined below) in the manner described in Section 12(l)(vi), the Initial RSU Award will vest in full as of the Date of Termination, and (iii) in the event that the Company terminates Executive’s employment for Cause (other than due to a Performance Failure (as defined below)) or the Executive’s employment is terminated due to Executive’s death or Disability, in any case during the Initial Term, the Initial RSU Award will vest as to a number of shares equal to the number of shares subject to the Initial RSU Award multiplied by a fraction, the numerator of which is the number of whole months that have elapsed from the Effective Date through the Date of Termination and the denominator of which is 36.

(d) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements (including perquisite and fringe benefit arrangements) maintained for executives of the Company (including standard health and welfare benefits and a 401(k) plan), consistent with the terms thereof, and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

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(e) Vacation. During the Term, Executive shall be entitled to paid vacation per calendar year in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. In addition, the Company offers employees time off for standard Company holidays in accordance with the Policies.

(f) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy and in compliance with Section 12(l).

(g) Key Person Insurance. At any time during the Term, the Company and its subsidiaries shall have the right to insure the life of Executive for the Company’s and its subsidiaries’ sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation in connection with assisting the Company to obtain such insurance policy (including by executing any required document), and shall have no interest in any such policy.

3. Termination.

(a) Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company for Good Reason.

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason, other than Good Reason, or for no reason, which shall include Executive’s termination as a result of Executive not renewing the Term pursuant to Section 1.

(vii) Non-Renewal by the Company. Executive’s employment shall terminate as a result of the Company not renewing the Term pursuant to Section 1. For the avoidance of doubt, a non-renewal by the Company shall not constitute a termination of Executive’s employment without Cause.

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(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which (x) if submitted by Executive pursuant to Section 3(a)(vi), shall be at least ninety (90) days following the date of such notice, or (y) except in the case of a termination pursuant to Section 3(a)(iii) or Section 3(a)(vi), shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, instruct Executive to remain off the Company’s premises and perform no Company functions from the date of such Notice of Termination through the Date of Termination, but only to the extent that the Company pays Executive full compensation and benefits during such period. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(f); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Obligations”). Except as otherwise expressly required by law or as specifically provided in any applicable employee benefit plan or policy or under this Agreement (including this Section 3(c), Section 2(c) and Section 4, as applicable), or with respect to any of Executive’s equity-related compensation (which, for the avoidance of doubt, shall be governed by the terms and conditions of the applicable equity compensation plans and agreements and Section 2(c) of this Agreement), all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(d) Executive Obligations upon Termination.

(i) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

(ii) Return of Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and

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software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

(e) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4. Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except for the Accrued Obligations or as otherwise set forth in the Initial RSU Award Agreement.

(b) Termination without Cause. In the event of Executive’s termination of employment by the Company without Cause pursuant to Section 3(a)(iv), or by Executive for Good Reason pursuant to Section 3(a)(v), then, subject to Executive’s delivery to the Company of an executed waiver and release of claims in substantially the form attached as Exhibit A to this Agreement (the “Release”) and Executive’s continued compliance with Sections 6 and 7 (collectively, the “Conditions”), Executive shall receive, in addition to the Accrued Obligations, an amount in cash equal to twelve (12) months of Executive’s then-existing Annual Base Salary, payable, less applicable withholdings and deductions in the form of salary continuation in regular installments over the 12-month period following the Date of Termination in accordance with the Company’s normal payroll practices.

(c) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 10 and Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5. Parachute Payments.

(a) It is the objective of this Agreement to maximize Executive’s net after-tax benefit of payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Section 4(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

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(b) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

(c) All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6. Non-disparagement; Non-Solicitation. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Each Party to this Agreement (which, in the case of the Company, shall include its officers, directors, direct and indirect subsidiaries) agrees, during the Term and thereafter, to refrain from Disparaging (as defined below) the other Party and its affiliates. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

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(b) Except in furtherance of his duties hereunder during the Term, Executive shall not, at any time during the period beginning on the Effective Date and ending on the date six (6) months following the Date of Termination, directly or indirectly, (i) solicit any customers, clients or suppliers of the Company or any of its direct and indirect subsidiaries or (ii) solicit, with respect to hiring, any employee or independent contractor of the Company or any person employed or engaged by the Company or any of its direct and indirect subsidiaries at any time during the 12-month period immediately preceding the Date of Termination.

7. Nondisclosure of Proprietary Information.

(a) Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) or (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party known by Executive to be breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes, provided that Executive may retain his compensation-related information, personal journal and rolodex, address book, appointment book, calendar and/or contact list.

(c) Notwithstanding Section 7(a), Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s sole expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

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(d) As used in this Section 7 and Section 8, the term “Company” shall include the Company and its direct and indirect subsidiaries.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

8. Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during Executive’s period of service with the Company or its subsidiaries or its or their predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and in all instances at the Company’s sole expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9. Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 could cause irreparable damage to Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

10. Assignment and Successors.

None of the Company’s rights or obligations may be assigned or transferred by the Company, except that the Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable employee benefit plans or policies, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

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11. Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s failure to substantially perform his duties with the Company (other than any such failure resulting from Executive’s Disability);

(ii) Executive’s failure to comply with, in any material respect, any of the Company’s Policies;

(iii) the Board’s determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board;

(iv) Executive’s breach of a material provision of this Agreement or any other agreement between the Executive and the Company or any of its affiliates;

(v) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(vi) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vii) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

Notwithstanding the foregoing, no termination for Cause will have occurred unless and until the Company has: (a) provided Executive, within thirty (30) days of the Company first becoming aware of the facts or circumstances constituting Cause, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within thirty (30) days after the receipt of such notice, provided that the Company shall not be required to provide such written notice to Executive (and Executive shall not have the opportunity to cure) more than once in any twelve-month rolling period.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vii), the date indicated in the Notice of Termination.

(c) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees and covering Executive, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time no such long-term disability plan is in effect, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a reasonable medical examination at the Company’s sole expense for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

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(d) Good Reason. “Good Reason” shall mean without Executive’s express written consent any of the following:

(i) a material breach by the Company of this Agreement;

(ii) a substantial and adverse change in the Executive’s positions, material duties, responsibilities, or authority, which shall automatically be deemed to occur in the event of a Change in Control (as defined in the Equity Plan) unless (A) the Company or the applicable surviving or acquiring entity in the Change in Control transaction is an SEC Reporting Company (a “Public Company Successor”) and (B) Executive is the sole principal executive officer and chairman of the board of directors (or equivalent governing body) of the Public Company Successor; or

(iii) a material reduction in Executive’s base salary or target Annual Bonus opportunity.

Notwithstanding the generality of the foregoing, before a termination for Good Reason is effective, Executive will provide the Company with written notice of the particular circumstances constituting the basis for Executive’s termination with Good Reason within sixty (60) calendar days of the occurrence of the event giving rise to Good Reason and thirty (30) calendar days to cure these particular circumstances (the “Company’s Cure Period”). Failing such cure, Executive’s termination of employment for Good Reason shall be effective on the day immediately following the expiration of the Company’s Cure Period.

(e) “Performance Failure” means the Executive’s failure to perform his duties as described in Section 11(a)(i) where the Executive has willfully and repeatedly refused to perform any substantial duties of any kind for the Company.

(f) “SEC Reporting Company” means an issuer that is subject to the reporting requirements of Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934.

12. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in Delaware, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Delaware law.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

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(i) If to the Company, at its headquarters with attention to the Chief Executive Officer, General Counsel and Board of Directors,

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive.

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or email shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iii) “includes” and “including” are each “without limitation”; (iv) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (v) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that the economic benefit to any Party is not diminished by such replacement.

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(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

(k) Whistleblower Protection and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(l) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured

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from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A delay period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (C) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax, interest or penalties pursuant to Section 409A.

(vi) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (B) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 12(l)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 12(l)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.

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13. Prior Employment.

Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

14. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Shahriyar Rahmati
	Name:	Shahriyar Rahmati
	Title:	Chief Financial Officer and Chief Operating Officer

EXECUTIVE

By:	/s/ Jonathan S. Huberman
Jonathan S. Huberman

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is made by and between Jonathan Huberman (“Executive”) and Nogin, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of January 30, 2023 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates, but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities, (ii) Executive’s right to indemnification or directors’ and officers’ liability insurance pursuant to contract or applicable law or, (iii) Executive’s rights under this Agreement or under the Employment Agreement that expressly survive by its terms ((i) through (iii), collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 4(b) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

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(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution; and

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4(b) of the Employment Agreement or any rights you may have in your capacity as an equityholder in the Company.

3. Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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Executive, being aware of said Code section, hereby expressly waives any rights Executive may have thereunder, as well as any other statutes or common law principles of similar effect.

4. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Chief Executive Officer or General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

6. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

7. Governing Law; Notice; Counterparts; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 12(a), (c), (d), (i) and (j) of the Employment Agreement.

8. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the Effective Date shall be the date on which Executive signs this Agreement.

9. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees to the extent set forth in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated:
Jon Huberman

COMPANY

Dated:	By:
Name:
Title:

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Exhibit 10.2

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of January 30, 2023, is made by and between Nogin, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and Shahriyar Rahmati (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive effective as of the Effective Date (as defined below) and thereafter by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a) General. Effective as of August 29, 2022 (the “Effective Date”), the Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement shall commence on the Effective Date and continue for the period ending on the third (3rd) anniversary thereof (the “Initial Term”), and shall automatically renew for additional twelve (12) month periods (such additional twelve (12) month periods, collectively with the Initial Term, the “Term”) unless no later than sixty (60) days prior to the end of the applicable Term either Party gives written notice of non-renewal to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3 below.

(c) Position and Duties. Executive shall serve as the Chief Financial Officer and Chief Operating Officer of the Company, and will have such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Company’s Board of Directors or any authorized committee thereof (in any case, the “Board”) or the Chief Executive Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries) and shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in charitable, religious, civic, community, industry or trade organizations or associations, (iii) serve on the board of directors of not-for-profit or tax-exempt organizations, and (iv) serve in such roles and positions as have previously been disclosed to the Board prior to the Effective Date, provided that the scope of services and time commitment provided by Executive in such roles does not materially exceed the scope of such positions as in effect prior to the Effective Date, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.	Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $390,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and its subsidiaries (but in no event less frequently than semi-monthly) and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be initially targeted at 50% of his Annual Base Salary, with the expectation that the Annual Bonus will scale upward and downward based on individual and/or actual Company performance, as determined by the Board or the Compensation Committee. The payment of any Annual Bonus pursuant to the incentive program will be made on or before March 15th of the year following the year in which such Annual Bonus is earned.

(c) Initial RSU Award. On or promptly following the date of this Agreement, the Company will grant to Executive a restricted stock unit award covering 4,000,000 shares of its common stock (the “Initial RSU Award”),. The terms and conditions of the Initial RSU Award will be set forth in a separate award agreement between Executive and the Company (the “Initial RSU Award Agreement”). The Initial RSU Award will be governed exclusively by the terms of the Initial RSU Award Agreement and the Nogin, Inc. 2022 Incentive Award Plan (the “Equity Plan”), provided, however, that notwithstanding any provision of the Initial RSU Award Agreement or Equity Plan to the contrary, the Initial RSU Award will be subject to the following terms: (i) the Initial RSU Award will vest in full on the last day of the Initial Term, provided the Executive remains employed with the Company through such date, (ii) in the event Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason, in either case during the Initial Term, and, in either case, Executive signs and does not revoke a Release (as defined below) in the manner described in Section 12(l)(vi), the Initial RSU Award will vest in full as of the Date of Termination, and (iii) in the event that the Company terminates Executive’s employment for Cause (other than due to a Performance Failure (as defined below)) or the Executive’s employment is terminated due to Executive’s death or Disability, in any case during the Initial Term, the Initial RSU Award will vest as to a number of shares equal to the number of shares subject to the Initial RSU Award multiplied by a fraction, the numerator of which is the number of whole months that have elapsed from the Effective Date through the Date of Termination and the denominator of which is 36.

(d) Signing Bonus. In consideration for Executive commencing employment with the Company, on the first regular payroll date following the Effective Date, the Company shall pay to Executive a one-time cash bonus in an amount equal to $150,000, less applicable withholdings and deductions (the “Signing Bonus”). Notwithstanding the foregoing, Executive and the Company acknowledge and agree that the Signing Bonus will not be earned to any extent prior to August 26, 2023 and will only be earned on August 26, 2023 if Executive remains actively employed by the Company through such anniversary. In the event that Executive resigns his employment with the Company for any reason or is terminated by the Company for Cause (as defined below) on or prior to August 26, 2023, then Executive hereby agrees to repay the full Signing Bonus, which such repayment shall occur no later than thirty (30) days after the date of Executive’s resignation of employment with the Company. Executive hereby authorizes the Company to immediately offset against and reduce any amounts otherwise due to Executive for any amounts in respect of the obligation to repay the Signing Bonus. For the avoidance of doubt, if Executive is terminated without Cause, Executive does not have to repay any of the Signing Bonus.

(e) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements (including perquisite and fringe benefit arrangements) maintained for executives of the Company (including standard health and welfare benefits and a 401(k) plan), consistent with the terms thereof, and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(f) Vacation. During the Term, Executive shall be entitled to paid vacation per calendar year in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. In addition, the Company offers employees time off for standard Company holidays in accordance with the Policies.

(g) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy and in compliance with Section 12(l).

(h) Key Person Insurance. At any time during the Term, the Company and its subsidiaries shall have the right to insure the life of Executive for the Company’s and its subsidiaries’ sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation in connection with assisting the Company to obtain such insurance policy (including by executing any required document), and shall have no interest in any such policy.

3.	Termination.

(a) Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company for Good Reason.

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason, other than Good Reason, or for no reason, which shall include Executive’s termination as a result of Executive not renewing the Term pursuant to Section 1.

(vii) Non-Renewal by the Company. Executive’s employment shall terminate as a result of the Company not renewing the Term pursuant to Section 1. For the avoidance of doubt, a non-renewal by the Company shall not constitute a termination of Executive’s employment without Cause.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which (x) if submitted by Executive pursuant to Section 3(a)(vi), shall be at least ninety (90) days following the date of such notice, or (y) except in the case of a termination pursuant to Section 3(a)(iii) or Section 3(a)(vi), shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, instruct Executive to remain off the Company’s premises and perform no Company functions from the date of such Notice of Termination through the Date of Termination, but only to the extent that the Company pays Executive full compensation and benefits during such period. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(g); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Obligations”). Except as otherwise expressly required by law or as specifically provided in any applicable employee benefit plan or policy or under this Agreement (including this Section 3(c), Section 2(c) and Section 4, as applicable), or with respect to any of Executive’s equity-related compensation (which, for the avoidance of doubt, shall be governed by the terms and conditions of the applicable equity compensation plans and agreements and Section 2(c) of this Agreement), all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(d) Executive Obligations upon Termination.

(i) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

(ii) Return of Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

(e) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.	Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except for the Accrued Obligations or as otherwise set forth in the Initial RSU Award Agreement.

(b) Termination without Cause. In the event of Executive’s termination of employment by the Company without Cause pursuant to Section 3(a)(iv), or by Executive for Good Reason pursuant to Section 3(a)(v), then, subject to Executive’s delivery to the Company of an executed waiver and release of claims in substantially the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Sections 6 and 7 (collectively, the “Conditions”), Executive shall receive, in addition to the Accrued Obligations, an amount in cash equal to twelve (12) months of Executive’s then-existing Annual Base Salary, payable, less applicable withholdings and deductions in the form of salary continuation in regular installments over the 12-month period following the Date of Termination in accordance with the Company’s normal payroll practices.

(c) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 10 and Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.	Parachute Payments.

(a) It is the objective of this Agreement to maximize Executive’s net after-tax benefit of payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Section 4(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

(c) All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6. Non-disparagement; Non-Solicitation. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Each Party to this Agreement (which, in the case of the Company, shall include its officers, directors, direct and indirect subsidiaries) agrees, during the Term and thereafter, to refrain from Disparaging (as defined below) the other Party and its affiliates. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

(b) Except in furtherance of his duties hereunder during the Term, Executive shall not, at any time during the period beginning on the Effective Date and ending on the date six (6) months following the Date of Termination, directly or indirectly, (i) solicit any customers, clients or suppliers of the Company or any of its direct and indirect subsidiaries or (ii) solicit, with respect to hiring, any employee or independent contractor of the Company or any person employed or engaged by the Company or any of its direct and indirect subsidiaries at any time during the 12-month period immediately preceding the Date of Termination.

7.	Nondisclosure of Proprietary Information.

(a) Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) or (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party known by Executive to be breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes, provided that Executive may retain his compensation-related information, personal journal and rolodex, address book, appointment book, calendar and/or contact list.

(c) Notwithstanding Section 7(a), Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s sole expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d) As used in this Section 7 and Section 8, the term “Company” shall include the Company and its direct and indirect subsidiaries.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

8.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during Executive’s period of service with the Company or its subsidiaries or its or their predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and in all instances at the Company’s sole expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 could cause irreparable damage to Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

10.	Assignment and Successors.

None of the Company’s rights or obligations may be assigned or transferred by the Company, except that the Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable employee benefit plans or policies, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.	Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s failure to substantially perform his duties with the Company (other than any such failure resulting from Executive’s Disability);

(ii) Executive’s failure to comply with, in any material respect, any of the Company’s Policies;

(iii) the Board’s determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board;

(iv) Executive’s breach of a material provision of this Agreement or any other agreement between the Executive and the Company or any of its affiliates;

(v) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(vi) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vii) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

Notwithstanding the foregoing, no termination for Cause will have occurred unless and until the Company has: (a) provided Executive, within thirty (30) days of the Company first becoming aware of the facts or circumstances constituting Cause, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within thirty (30) days after the receipt of such notice, provided that the Company shall not be required to provide such written notice to Executive (and Executive shall not have the opportunity to cure) more than once in any twelve-month rolling period.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vii), the date indicated in the Notice of Termination.

(c) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees and covering Executive, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time no such long-term disability plan is in effect, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a reasonable medical examination at the Company’s sole expense for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(d) Good Reason. “Good Reason” shall mean without Executive’s express written consent any of the following:

(i) a material breach by the Company of this Agreement;

(ii) a substantial and adverse change in the Executive’s positions, material duties, responsibilities, or authority, which shall automatically be deemed to occur in the event of a Change in Control (as defined in the Equity Plan) unless (A) the Company or the applicable surviving or acquiring entity in the Change in Control transaction is an SEC Reporting Company (a “Public Company Successor”) and (B) Executive is the sole principal financial officer of the Public Company Successor; or

(iii) a material reduction in Executive’s base salary or target Annual Bonus opportunity.

Notwithstanding the generality of the foregoing, before a termination for Good Reason is effective, Executive will provide the Company with written notice of the particular circumstances constituting the basis for Executive’s termination with Good Reason within sixty (60) calendar days of the occurrence of the event giving rise to Good Reason and thirty (30) calendar days to cure these particular circumstances (the “Company’s Cure Period”). Failing such cure, Executive’s termination of employment for Good Reason shall be effective on the day immediately following the expiration of the Company’s Cure Period.

(e) “Performance Failure” means the Executive’s failure to perform his duties as described in Section 11(a)(i) where the Executive has willfully and repeatedly refused to perform any substantial duties of any kind for the Company.

(f) “SEC Reporting Company” means an issuer that is subject to the reporting requirements of Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934.

12.	Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in Delaware, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Delaware law.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, at its headquarters with attention to the Chief Executive Officer, General Counsel and Board of Directors,

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive.

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or email shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iii) “includes” and “including” are each “without limitation”; (iv) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (v) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that the economic benefit to any Party is not diminished by such replacement.

(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

(k) Whistleblower Protection and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(l)	Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A delay period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (C) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax, interest or penalties pursuant to Section 409A.

(vi) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (B) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 12(l)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 12(l)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.

13.	Prior Employment.

Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

14.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Jonathan S. Huberman
Name: Jonathan S. Huberman
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Shahriyar Rahmati
Name: Shahriyar Rahmati

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is made by and between Shahriyar Rahmati (“Executive”) and Nogin, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of January 30, 2023 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates, but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities, (ii) Executive’s right to indemnification or directors’ and officers’ liability insurance pursuant to contract or applicable law or, (iii) Executive’s rights under this Agreement or under the Employment Agreement that expressly survive by its terms ((i) through (iii), collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 4(b) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution; and

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4(b) of the Employment Agreement or any rights you may have in your capacity as an equityholder in the Company.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Chief Executive Officer or General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law; Notice; Counterparts; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 12(a), (c), (d), (i) and (j) of the Employment Agreement.

7. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the Effective Date shall be the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees to the extent set forth in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: _____________	Shahriyar Rahmati

COMPANY

Dated: _____________	By: Name: Title:

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